FOR RELEASE 8:00 a.m. April 29, 2004	EXHIBIT 99

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

A. Wayne Lewis, Executive Vice President and Chief Operating Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS QUARTERLY FINANCIAL RESULTS;

ANNOUNCES INITIAL CASH DIVIDEND AND STOCK SPLIT

ROANOKE, VIRGINIA. April 29, 2004 — Roanoke-based Valley Financial Corporation (OTC -VYFC) announced today its consolidated financial results. For the three months ended March 31, 2004 Valley Financial reported net income of $630,000 compared with $582,000 for the same three months of 2003, an 8% increase. Fully diluted earnings per share were $.32 in 2004’s first quarter versus $.30 in 2003. The Company’s return on average total assets was .79% for the first quarter and its return on average shareholders’ equity was 11.65%, compared with .94% and 12.34%, respectively, reported for the same period in 2003.

At March 31, 2004 Valley Financial’s total assets were $331,676,000, total deposits were $246,456,000, total loans stood at $231,560,000 and total shareholders’ equity was $22,419,000. Compared with March 31, 2003 the Company experienced increases of $65,070,000 or 24% in total assets, $53,637,000 or 28% in total deposits and $36,432,000 or 19% in total loans over the twelve-month period.

Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial, stated “The quarter ended March 31 was a respectable beginning to 2004. Assets and deposits went up at annualized growth rates of

Press Release

Valley Financial Corporation

April 29, 2004

29% and 42%, respectively. The Roanoke MSA is a highly concentrated, highly competitive banking market, and we have consistently demonstrated the ability to increase our primary balance sheet components at up to ten times the growth rate of both the local economy and the market’s bank deposit base. Between June 2002 and June 2003 – the most recent data available from the FDIC – Valley Bank ranked #1 in the Roanoke MSA in terms of percentage deposit growth, and #2 in dollars of deposit growth, increasing our market share to 5.4%. We believe this trend clearly reflects the preference of local consumers and businesses to deal with the local community bank.”

Gutshall noted that “We – like many, if not most, community banks – are seeing the net interest margin stay pressured by the continuing 46-year lows in Federal Reserve target interest rates. In the first quarter, margins were squeezed again as asset yields fell faster than funding costs, reflecting continued low interest rates. Our net interest margin for the quarter was 3.42%, down from 4.11% for the same time in 2003 and also down from the 3.56% recorded for the fourth quarter of 2003. However, recent economic indicators have been unexpectedly strong, and in the last several weeks market rates have moved up sharply in anticipation that the Federal Reserve will tighten earlier than previously anticipated. This new uptick in market rates will help us on floating rate loans tied to Treasury securities, but relief on loans indexed to Prime and LIBOR won’t happen until the Fed raises its official target rates.”

Commenting on asset quality, Gutshall said “We are pleased to have come through the recent recession and its aftermath with asset quality ratios much better than industry norms, and improved from prior periods. Just $1,000 in loans was charged off in the first quarter of the year, and we ended the quarter with the loan loss reserve at 1.16% of net loans. As of March 31, 2004 non-performing assets were only 0.21% of total assets, down from 0.40% at year-end 2003, and only 0.02% of our loans were past due more than ninety days. “

At the 2004 Annual Meeting of Shareholders held on April 28, it was announced that the Board of Directors had taken two significant actions affecting the Company’s common stock. First, a 2-for-1 stock split was declared, payable May 31, 2004 to shareholders of record May 14, 2004. The split will result in the issuance of approximately 1,833,266 additional common shares. Second, the first semi-annual cash dividend in the Company’s history was declared, in the amount of $.06 per share on each of the post-split shares payable July 1, 2004 to shareholders of record June 1, 2004. Gutshall stated “We believe this stock

Press Release

Valley Financial Corporation

April 29, 2004

split, followed by the payment of our first cash dividend ever, are important contributors to shareholder value. The split will make the stock price per share more affordable to the average investor and the additional shares issued should make more shares available for trading, hopefully improving market liquidity. The implementation of a cash dividend is a tangible return to shareholders on top of the dramatic rise in the price of their shares. The market price of Valley Financial shares was up 42% in 2002 and another 50% in 2003. Due to the rapid growth in the Company’s asset base we have previously retained 100% of earnings to support capital ratios, but it is time to commence a cash return to our patient investors who, between capital gains and now cash, have been well rewarded.”

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from seven full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road and 3850 Keagy Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. The bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded over the counter under the symbol VYFC, and is quoted on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

Press Release

Valley Financial Corporation

April 29, 2004

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	March 31 2004	December 31 2003	March 31 2003
Total assets	$331,676	$309,009	$266,606
Total loans	231,560	222,603	195,128
Investments	69,581	66,195	42,920
Deposits	246,456	223,022	192,819
Borrowed funds	61,342	63,283	52,850
Stockholders’ equity	22,419	21,562	19,601
Non-performing assets to total assets	0.21%	0.40%	0.25%
Loans past due more than 90 days to total loans	0.02%	0.00%	0.00%
Allowance for loan losses to net loans	1.16%	1.17%	1.17%
Book value per share, exclusive of accumulated other comprehensive income (loss)	$12.00	$11.66	$10.56

Press Release

Valley Financial Corporation

April 29, 2004

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended March 31
	2004	2003
Interest income	$4,024	$3,634
Interest expense	1,556	1,330
Net interest income	2,468	2,304
Provision for loan losses	98	258
Net interest income after provision for loan losses	2,370	2,046
Noninterest income	320	303
Noninterest expense	1,838	1,679
Net income before taxes	852	670
Provision for income taxes	222	88
Net income	$630	$582
Basic net income per share	$0.34	$0.32
Diluted net income per share	$0.32	$0.30
Return on average total assets	0.79%	0.94%
Return on average total equity	11.65%	12.34%
Yield on earning assets (TEY)	5.49%	6.41%
Cost of funds	2.11%	2.33%
Net interest margin	3.42%	4.11%
Overhead efficiency ratio (core)	62.26%	55.23%